EXHIBIT 10.53D

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is made between (i) Kenneth M. Kennedy (“Consultant”) and (ii) CSG Systems, Inc. (the “Company”), effective as of September 27, 2023. Consultant and the Company are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Company desires to retain the services of Consultant as an independent contractor, and Consultant desires to perform certain transition services for the Company as an independent contractor on the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.
Description of Services. Consultant agrees to provide consulting services related to transition support as may be requested by the Company from time to time (the “Services”).
2.
Independent Contractor Status. Consultant and the Company understand and intend that Consultant shall perform the Services under this Agreement as an independent contractor and not as an employee of the Company. The manner of and means by which Consultant executes and performs Consultant’s obligations hereunder are to be determined by Consultant in Consultant’s reasonable discretion. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, Consultant shall receive the prior written approval from the Company to so assume, obligate, or bind the Company.
3.
Term and Termination.
(a)
This Agreement shall have a term commencing as of September 27, 2023 and ending on or about December 31, 2023 (the “Term”).
(b)
Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement pursuant to this Section. In the event of a termination “for cause” the Company may terminate this Agreement immediately upon written notice to the Consultant. In the event of a termination for cause, the Company shall have no obligation to make payment of the Fee pursuant to Paragraph 4 below. “For cause” is defined as: (i) failure to comply with the Company’s code of conduct or other relevant policies; (ii) fraud; (iii) theft from the Company; (iv) disclosure of the Company’s confidential information; or (v) material breach of this Agreement or that certain Severance and Release Agreement signed on September 27, 2023 between Consultant and the Company (the “Severance Agreement”). In the event that the Consultant is terminated for any reason other than “for cause,” the Company shall be required to pay the Consultant a prorated portion of the Fee pursuant to Paragraph 4 below, calculated by reference to the termination date, which date shall be at least forty-five (45) days after providing written notice of termination to the Consultant, and payable in accordance with the Release Agreement attached as Exhibit A. Upon such notice of termination by the Company for any reason, Consultant is not authorized to perform any other Services under this Agreement.

4.
Compensation.
(a)
Fees. In consideration of Consultant providing the Services and performing the obligations hereunder, on the condition that Consultant signs the Release Agreement attached hereto as Exhibit A after the expiration of the Term, the Company shall pay Consultant the total amount of $200,000 for the Services. Payment shall be made in accordance with the Release Agreement attached hereto as Exhibit A.
(b)
Expenses. Unless otherwise agreed to in writing by the Company, Consultant shall be responsible for all business and travel expenses Consultant incurs while providing the Services under this Agreement.
(c)
Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant for any payment under this Agreement, except as may be required by law for payments to independent contractors. Consultant shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholdings.
(d)
Benefits. Consultant is not an employee of the Company and, therefore, shall not be entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment compensation insurance, workers’ compensation insurance, medical benefits, or pension payments.
(e)
Insurance Coverages. Consultant solely shall be responsible for all of Consultant’s own insurance, and the insurance of anyone working on behalf of Consultant, and shall at all times maintain such types and amounts of insurance coverage (including automobile/liability insurance) as is acceptable or required by the Company. No workers’ compensation insurance or unemployment compensation insurance will be obtained by the Company on behalf of Consultant. Consultant solely shall be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for Consultant, and Consultant solely shall be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.
5.
Confidentiality and Other Obligations to the Company. Consultant acknowledges and agrees that Consultant remains subject to all prior agreements of Consultant with the Company related to competitive activities and non-disclosure of confidential information. Notwithstanding this Agreement, the Services, and any termination thereof, those promises survive and remain in force in accordance with their terms. Consultant agrees that, upon the termination of this Agreement, and at any other time upon request of the Company, Consultant will return to Company any and all property, documents, and files (including all recorded media, such as papers, computer disks, drives and other data storage devices, electronic files, electronic data, copies, photographs, and maps) that contain Confidential Information or relate in any way to Company or its business. Consultant agrees, to the extent Consultant possesses any files, data, or information relating in any way to Company or its business on any personal computer or other device or account, Consultant will return to the Company and then delete those files, data, or information (and will retain no copies in any form). Consultant also will return all other Company property in any form prior to the last date of performing Services under this Agreement.
6.
Work Product. To the extent Consultant creates intellectual property, deliverables or other work product from or in connection with the Services (“Work Product”), such Work Product shall be the sole and exclusive property of the Company, free from any claim or retention of rights thereto on the part of Consultant or its agents. The Parties agree that all such Work Product shall be “works made for hire” within the meaning of the U.S. Copyright Act and for all such Work Product the Company shall be deemed to be the “author” and shall have sole ownership, right, title and interest in all intellectual property rights embodied therein, including all copyrights, invention rights, patent rights, and trade secret rights. Irrespective of whether Work Product qualifies as a “work made for hire,” Consultant, on behalf of Consultant and Consultant’s agents, hereby assigns to Company all rights, title, and interest in and to all Work Product and all intellectual property rights contained or embodied therein. Consultant further agrees to give the Company and its designees, and any other person designated by the Company, all assistance reasonably necessary to perfect its rights under this paragraph, and Consultant agrees not to use, sell, license, transfer, assign, or plagiarize any Work Product. Consultant agrees to reasonably cooperate with Company to execute any further documents to memorialize the foregoing. Consultant agrees Consultant will not include in any Work Product any of Consultant’s or third parties’ intellectual property, and if Consultant does so and the Parties have not entered into a separate written license agreement governing the same, title to such intellectual property is assigned to the Company with the Work Product.
7.
Assignment; Subcontracting. Consultant may not assign this Agreement or any of its rights hereunder, or delegate or subcontract any of its obligations hereunder, without the prior written consent of the Company. The Company may transfer or assign this Agreement and its rights hereunder without the consent of Consultant.
8.
Mutual Non-Disparagement. Consultant agrees not to make to any person any statement that disparages the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents. The Company agrees to instruct its executive leadership (Brian Shepherd, Rasmani Bhattacharya, Liz Bauer, Hai Tran, Eric Carrasquilla, and Chad Dunavant, collectively referred to as the “Executive Leadership”), not to make to any person any statement that disparages the Consultant, including, but not limited to, statements regarding Consultant’s performance under this Agreement.
9.
Entire Agreement. This Agreement and the Severance Agreement contains the entire agreement between the Parties with respect to the matters contemplated herein. This Agreement supersedes and replaces any previous agreements, statements, and representations by or between the Parties. No promises or representations have been made by the Company or Consultant other than those contained in this Agreement concerning the subject matter contained herein.
10.
Waiver and Modification. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained, shall be valid unless in writing and duly executed by Consultant and the Company. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
11.
Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law provisions. Any dispute arising out of or relating to this Agreement, including without limitation, any claim to interpret or enforce this Agreement, and any claim based on common law contract or tort law or statute, shall be brought in any state or federal court having subject matter jurisdiction in Chicago, Illinois. The Company and Consultant waive any claim that personal jurisdiction is not proper or that venue is improper or inconvenient in such a court.
12.
Attorney’s fees: The prevailing party in any lawsuit or other proceeding to enforce the terms of this Agreement shall be entitled to the payment from the other Party of its or his reasonable attorney’s fees and costs incurred in enforcing this Agreement.
13.
Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provision hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law.
14.
Survivorship. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors, and assigns.
15.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.
16.
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Parties have executed this Services Agreement on the dates below.

CSG Systems, Inc.:

/s/ Rasmani Bhattacharya

By: Rasmani Bhattacharya

Title: Chief Legal Officer

Consultant:

/s/ Kenneth M. Kennedy

Kenneth M. Kennedy

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) is entered into by and between CSG Systems, Inc. (the “Company”) and Kenneth M. Kennedy (“Consultant” or “you”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

I. Definitions

For purposes of this Agreement, the following definitions will apply:

A. Termination Date. The termination of your consulting relationship with the Company and the Services Agreement (as defined below) will be effective on or about December 31, 2023 (the “Termination Date”).

B. Effective Date. The “Effective Date” of this Agreement is the eighth day following your execution of the Agreement, providing you do not exercise your right to revoke, rescind, or otherwise cancel the Agreement, pursuant to the procedure set forth in Paragraph II.E (4).

C. Company Released Parties. The “Company Released Parties” are the Company and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, trustees, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities.

D. Consultant Released Parties. The “Consultant Released Parties” are the Consultant and his attorneys, heirs, executors, administrators, representatives, agents, successors and assigns, and anyone claiming for Consultant or on his behalf.

E. Company Releasing Parties. The “Company Releasing Parties” are the Company Released Parties.

F. Consultant Releasing Parties. The “Consultant Releasing Parties” are the Consultant Released Parties.

G. Signature Date. The “Signature Date” of this Agreement is the date you sign the Agreement. You cannot sign the document prior to the Termination Date. No pre-dating of this Agreement will be accepted, and this Agreement is voidable at the sole option of the Company if signed before the Termination Date.

H. Transition Services Agreement. The “Services Agreement” means the Transition Services Agreement entered into between you and the Company dated as of September 27, 2023.

II. Terms

A. Return of Company Property. If Consultant has not already done so, Consultant will return and give to the Company as soon as possible, but no later than five (5) days after the Termination Date, all equipment, devices and hardware owned by the Company and all documents, computer files, and any copies thereof (whether electronic or otherwise or whether located on a personal or company device), which relate to the Company’s business and which are in Consultant’s possession, or under Consultant’s direction or control.

B. Consideration. In consideration for Consultant’s execution of this Agreement, compliance with all terms of the Agreement (including, but not limited to, Paragraphs II.I and II.J), and Consultant’s release of claims as set forth below, the Company will pay to Consultant a single lump sum payment in the amount of $200,000 (the “Payment”), payable within sixty days of the Termination Date.

Consultant agrees and understands that no taxes will be withheld from the Payment and Consultant shall be solely responsible for payment of taxes on the Payment. The Company shall issue a Form 1099 for this payment.

To receive the Payment, you must sign and return this Agreement to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by twenty-one (21) days after the Termination Date and you must not revoke this Agreement for seven days after signing. After the ADEA Revocation Period expires (set forth in Paragraph II.E (4)), and providing you have not revoked this Agreement, the Payment will be paid (or, as to equity, take effect) as set forth above.

C. Not Otherwise Entitled. The Parties agree that, apart from this Agreement, Consultant is not entitled to any payments or other consideration from the Company. Consultant acknowledges that the Payment is good and valuable consideration in exchange for this Agreement, and that (i) other than the Payment, the Company has paid Consultant all compensation due to Consultant related to the consulting relationship, and (ii) that as of the Termination Date, Consultant is no longer an independent contractor of the Company, its affiliates, or the Company Released Parties.

D. Acknowledgments. Consultant acknowledges that Consultant has read and understands this Agreement, and Consultant specifically acknowledges the following:

(1) That Consultant has been advised by the Company to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement and that the Agreement has been written in a manner calculated to be clearly understood by Consultant.

(2) That Consultant has read and fully understands all the provisions of this Agreement and that Consultant was given a reasonable time of twenty-one (21) days to review, consider and decide whether to sign this Agreement and understands this signed Agreement must be returned to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 no later than [DATE]. Consultant and the Company agree that any changes made to this Agreement at Consultant’s request do not restart the twenty-one (21) day period to review this Agreement.

(3) That, although Consultant is an independent contractor and not an employee of the Company, Consultant is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto, whether known or unknown, to the extent Consultant is covered by the ADEA.

(4) That if Consultant signs this Agreement, Consultant will have seven (7) days following the Signature Date of this Agreement to revoke, rescind, or cancel Consultant’s consent to this Agreement (the “ADEA Revocation Period”). If Consultant wishes to revoke this Agreement, Consultant agrees to do so in writing within seven days of executing this Agreement, by delivering written notice of Consultant’s intent to revoke to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112.

(5) If Consultant does not execute this Agreement or rescinds, revokes, or cancels it under applicable state or federal law, then Consultant will not be entitled to any of the considerations and/or any of the covenants that the Company agrees to provide and/or make in this Agreement (including the Payment) and the Company has no obligations whatsoever under this Agreement and this Agreement is null and void.

(6) That this Agreement will not become effective or enforceable until after the Effective Date.

(7) That Consultant has carefully read and understands the terms of this Agreement, including the Paragraph entitled “Acknowledgements,” and accepts these terms freely and voluntarily, in exchange for the consideration stated above, which Consultant acknowledges constitutes full, fair, reasonable and adequate consideration to which Consultant is not otherwise entitled.

(8) That, by signing this Agreement, Consultant is not waiving or releasing any claims based on actions or omissions that occur after the date of signing of this Agreement.

(9) That Consultant states and warrants that the information provided in this Agreement provides sufficient information for Consultant to knowingly and voluntarily release any claims based upon the Age Discrimination in Employment Act.

E. Mutual Release.

(1)
In consideration of the Payment, and as a material inducement to the Company to enter into this Agreement, the Consultant Releasing Parties fully release and discharge the Company Released Parties from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, which the Consultant Releasing Parties have against the Company Released Parties through the Signature Date of this Agreement. This Agreement, however, does not apply to any claim which as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and workers’ compensation claims. Consultant agrees it is Consultant’s intent to release all claims which Consultant can legally release but no more than that. This Agreement shall not include any claim that cannot, as a matter of law, be released by private agreement. This release does not purport to waive claims arising after the Signature Date of this Agreement .

(2)
As a material inducement to the Consultant to enter into this Agreement, the Company Releasing Parties fully release and discharge the Consultant Released Parties from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, that relate to or arise out of the Services Agreement, which the Company Releasing Parties have against the Consultant Released Parties through the Signature Date of this Agreement. This release does not purport to waive claims arising after the Signature Date of this Agreement.

F. RESERVED

G. Continuing Rights. Nothing in this Agreement will limit your right to: pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any Federal, State, or Local Agency; file a claim for unemployment benefits; file a claim for workers’ compensation benefits (to the extent applicable state law prohibits the direct release of such benefits without judicial or agency approval); assert claims that may arise after you sign this Agreement; or file a claim asserting any causes of action that by law you may not legally waive. You agree, however, that if you or anyone on your behalf brings any action concerning or related to any cause of action or liability released in this Agreement, you waive your right to, and will not accept, any monies or other relief, awarded in connection with that action.

Additionally, nothing in this Agreement will be interpreted to limit your ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Moreover, nothing in this Agreement deters or prevents you from cooperating with or providing truthful information or testimony to such governmental agencies during the course of any government investigation or during litigation.

THIS MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE AS OF THE DATE OF THE AGREEMENT TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST COMPANY RELEASED PARTIES BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE COMPANY RELEASED PARTIES.

H. Additional Material Acknowledgements. Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) or any equivalent state or local law, Consultant admits that Consultant has been properly paid for all hours worked and received from the Company all rights and benefits, if any, potentially due to Consultant pursuant to the FLSA and any relevant laws. Consultant states that Consultant is aware of no facts (including any injuries or illnesses) which might lead to Consultant filing a workers’ compensation claim against the Company Released Parties and Consultant warrants that Consultant has not suffered any work injury that Consultant has not previously disclosed to the Company.

You affirm that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment of the Payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security or Medicare benefits. If any statement in the previous sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Company Released Parties under which the Company Released Parties could be liable for medical expenses incurred by you before or after signing this Agreement. Furthermore, you are not aware of any medical expenses that Medicare has paid and for which the Company Released Parties could be liable now or in the future. You affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company Released Parties harmless from Medicare claims, liens, damages, conditional payments and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future private causes of action for damages under 42 U.S.C. § 1395y(b)(3)(A) et seq.

You also affirm that you have no knowledge of the existence of any lawsuit, charge, or proceeding against any the Company Released Party arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, you agree that you immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

I.
Non-Disclosure of Confidential Information. Consultant, by virtue of Consultant’s relationship with the Company, had access to and/or received trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, the following types of proprietary information (whether or not reduced to writing or still in development) that is not generally known to the public or to competitors of the Company because the Company has engaged in reasonable efforts to maintain its secrecy: information about the Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. Confidential Information does not include information that arises from Consultant’s general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Consultant otherwise has a right to disclose as legally protected conduct.

Consultant agrees that Consultant will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party who is not authorized to receive, review, or access the Confidential Information. Consultant also agrees to not use Confidential Information on behalf of Consultant or any third party and, by signing this Agreement, affirms that Consultant has returned all Confidential Information to the Company and, as such, does not possess or have access to the Company Confidential Information. The purpose of this provision is to protect the Company’s Confidential Information from improper use or disclosure, to the maximum extent permitted by law. This confidentiality obligation does not prohibit or restrict Consultant from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. If you have any questions regarding what information would be considered by the Company to be information subject to this provision, you agree to contact Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112.

18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Consultant understands these promises are in addition to, not in lieu of, all prohibitions against disclosures and use of trade secrets and other Confidential Information under any other agreement Consultant entered with the Company, and applicable state and federal law.

Nothing in this Agreement prohibits Consultant from disclosing Confidential Information in the following circumstances: (1) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Consultant files a retaliation lawsuit for reporting a suspected violation of law, Consultant may disclose related Confidential Information to Consultant’s attorney and use them in related court proceedings, as long as Consultant files documents containing the Confidential Information under seal and does not otherwise disclose the Confidential Information except pursuant to court order. Except for as provided in Paragraph II.J of this Agreement, if Consultant is compelled by subpoena or other court order to disclose any of the Company’s Confidential Information, Consultant agrees to notify Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by certified or overnight mail within two business days of receiving such a subpoena or court order.

J. Confidentiality of Agreement and Mutual Non-Disparagement. Consultant will keep confidential all the terms of this Agreement and will not disclose them to any person other than Consultant’s spouse, legal or financial advisors, or government officials who seek such information in the course of their official duties. Further, except as provided herein, Consultant agrees, and the Company agrees to instruct its executive leadership (Brian Shepherd, Rasmani Bhattacharya, Liz Bauer, Hai Tran, Eric Carrasquilla, and Chad Dunavant, collectively referred to as the “Executive Leadership”), not to make or issue, or cause any person, firm or entity to make or issue, any statement in any form concerning the Company Released Parties or Consultant Released Parties, Consultant’s consulting relationship, or the termination of Consultant’s consulting relationship to any person or entity if such statement disparages or is harmful to the Company Released Parties or Consultant Released Parties, provided that nothing in this Agreement in any way prohibits or is intended to restrict or impede Consultant from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.

Nothing in this Agreement prohibits Consultant from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. Nothing in this confidentiality provision prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Consultant has made such reports or disclosures. If you are compelled by subpoena or other court order to disclose any of the information in this Agreement, however, you agree to notify Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.Bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by certified or overnight mail within five business days of receiving such a subpoena or court order.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Consultant’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Consultant’s consulting relationship or prior employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Consultant further understands that nothing in the Agreement waives Consultant’s right to testify before an administrative, legislative, or judicial proceeding pursuant to a court order, subpoena, or written request from an administrative agency concerning alleged criminal conduct or alleged sexual harassment on the part of any party to this Agreement, or their agents or Consultant. Consultant is not required to contact the Company regarding the subject matter of any such communications before Consultant engages in such communications. However, Consultant cannot disclose to anyone confidential communications and documents that are protected by the Company’s attorney-client privilege or work product protection.

K. Continuing Obligations.

Consultant agrees to provide any information that the Company may reasonably request or events or persons Consultant may have knowledge of, including cooperating with any internal or litigation-related investigation(s), so long as such requests do not unreasonably interfere with any other job in which Consultant is engaged. The Company agrees to reimburse Consultant for all reasonable and documented out-of-pocket costs Consultant may incur in complying with any such request.

L. Entire Agreement; Modification. This Agreement contains the entire agreement between you and the Company concerning the subject matter in this Agreement, and may not be modified except by a writing signed by both you and an authorized official of the Company.

M. Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the state of Illinois. Any dispute arising out of or relating to this Agreement, including without limitation, any claim to interpret or enforce this Agreement, and any claim based on common law contract or tort law or statute, shall be brought in any state or federal court having subject matter jurisdiction in Chicago, Illinois. The Company and Consultant waive any claim that personal jurisdiction is not proper or that venue is improper or inconvenient in such a court.

N. Attorney’s fees: The prevailing party in any lawsuit or other proceeding to enforce the terms of this Agreement shall be entitled to the payment from the other Party of its or his reasonable attorney’s fees and costs incurred in enforcing this Agreement.

O. Severability. If any one or more of the provisions or parts of a provision contained in this Agreement are held to be invalid or unenforceable in any jurisdiction, that invalidity or unenforceability will not affect any other provision or part of a provision of this Agreement. The Company and Consultant further agree that any court as noted above is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Company and Consultant as embodied in this Agreement to the maximum extent permitted by law. The Company and Consultant expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

P. Counterparts, Electronic Signatures and Electronically Transmitted. This Agreement may be executed in two (2) or more counterparts, which may be electronically signed, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. A document signed electronically or otherwise and transmitted electronically by facsimile or electronic mail is to be treated as an original and shall have the same binding effect as an original signature on an original document. Consultant agrees that the Company may enforce this Agreement with a copy that is only signed by Consultant.

Q. Compliance with Release. If the Parties breach or violate this Agreement, such breach or violation may give the Company Released Parties or Consultant Released Parties legal and equitable remedies under applicable law, including recovery of any Payment issued pursuant to this Agreement.

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The Parties have carefully read this Agreement; they fully understand the Agreement’s contents and the effects thereof, including the Acknowledgements and Release in Paragraphs II.D and II.E, the Parties understand that they have a right to review this Agreement with an attorney of their choice, and have executed the same of their own free will, without any coercion by the other Party, the Company Released Parties, or the Consultant Released Parties. No representation, promise, or inducement has been made other than as set forth in this Agreement, and the Parties enter into this Agreement without reliance upon any other representation, promise, or inducement not set forth herein. The Parties further understand and represent that they assume the risk for any mistake of fact now known or unknown, and understand and acknowledge the significance and consequences of this Agreement and represent that its terms are fully understood and voluntarily accepted.

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

CSG Systems, Inc.

_____________________________	By: _________________________________
Kenneth M. Kennedy	Rasmani Bhattacharya
Chief Legal Officer

Date: ___________________________	Date: ________________________________